EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KEYCORP NAMES DENNIS DEVINE AND E.J. BURKE

COMMUNITY BANK CO-PRESIDENTS

CLEVELAND, OH – April 8, 2014 - KeyCorp (NYSE:KEY) announced today that it has created a new leadership structure for its Community Bank and named E.J. Burke and Dennis Devine Co-Presidents. Burke will serve as Community Bank Co-President, Commercial & Private Banking and Devine will serve as Community Bank Co-President, Consumer & Small Business. Devine and Burke will join Key’s Executive Leadership Team and report directly to Beth Mooney, Key’s Chairman and CEO.

In the new structure, the Community Bank Co-Presidents will work together to deliver Key’s solutions to consumer, commercial, and high-net worth clients across 12 states and 23 markets. Burke will be responsible for Key’s Commercial Banking and Business Banking segments as well as Key Private Bank. Devine will focus on Key’s retail banking operations working with Consumer and Small Business clients. As a result of this new leadership structure, Bill Koehler, President of the Community Bank, has decided to leave Key.

“The new leadership structure further sharpens our focus on the client and the communities KeyBank so proudly serves,” said Mooney. “Based on their experience and success, both Dennis and E.J. are a perfect fit for these new leadership positions. They will work as a team to lead the Community Bank. Our clients can have confidence that Key continues to deliver extraordinary service and a full-breadth of solutions to their financial needs.”

Mooney continued: “E.J. and Dennis will work closely with Bill Koehler over the next several months to ensure a smooth and successful transition of his responsibilities. I want to thank Bill who has served as President of Key’s Community Bank since 2010. He leaves a strong legacy at Key and has played an important role in helping shape our relationship-based business strategy.”

Dennis Devine joined Key in 2012 and currently leads Key’s Consumer & Small Business Segment. He has been responsible for business performance and strategic direction of Key’s retail businesses across 12 states and nearly 2 million clients. Prior to joining Key, Devine served as Group Executive Vice President and Director of U.S. Distribution at Citizens Financial Group and in leadership positions at PNC Bank.

E.J. Burke joined Key in 2000 and currently leads KeyBank Real Estate Capital and Key Community Development Lending. During his career at Key, in addition to Real Estate Capital Burke has been responsible for Key’s Treasury Management, Foreign Exchange, Derivatives, Public Sector and Institutional Asset Services groups. Prior to joining KeyBank, Burke was

President and a founding member of Kansas City-based National Realty Funding, LC – a master, primary and special servicer as well as an originator/seller of commercial mortgage loans for securitization – that was acquired by KeyCorp in 2000.

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About Key

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $93 billion.

Key provides deposit, lending, cash management and investment services to individuals, small and medium-sized businesses under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com

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